As filed with the Securities and Exchange Commission on September 17, 2014

Registration Statement No. 333-[_____]

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

ASSEMBLY BIOSCIENCES, INC.

(Exact name of registrant as specified in its charter)

Delaware	20-8729264
(State or other Jurisdiction	(I.R.S. Employer Identification No.)
of Incorporation or Organization)

99 Hudson Street, 5th Floor

New York, New York 10013

(Address, including zip code, of registrant's principal executive offices)

Assembly Biosciences, Inc. 2014 Stock Incentive Plan

(Full title of the plans)

Russell H. Ellison, M.D.

Chief Executive Officer

Assembly Biosciences, Inc.

99 Hudson Street, 5th Floor

New York, New York 10013

Telephone: (212) 554-4506

(Name, address, including zip code, and telephone number, including area code, of agent for service)

COPIES TO:

Alexander M. Donaldson, Esq.

Wyrick Robbins Yates & Ponton LLP

4101 Lake Boone Trail, Suite 300

Raleigh, North Carolina 27607

Telephone: (919) 781-4000

Facsimile: (919) 781-4865

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” (in Rule 12b-2 of the Exchange Act) (Check one):

Large accelerated filer ☐		Accelerated filer ☐
Non-accelerated filer ☐	(Do not check if smaller reporting company)	Smaller reporting company ☒

CALCULATION OF REGISTRATION FEE

Title of securities to be registered	Amount to be registered (1)(2)	Proposed maximum offering price per share (3)	Proposed maximum aggregate offering price (3)	Amount of registration fee
Common Stock, $0.001 par value per share	2,560,000 shares	$7.89	$20,198,400	$2,602

(1) Consists of 2,560,000 shares reserved for issuance under the Assembly Biosciences, Inc. 2014 Stock Incentive Plan (the “Plan”).

(2) Pursuant to Rule 416(c) under the Securities Act of 1933, as amended, this Registration Statement also covers any additional shares of Assembly Biosciences, Inc.’s (the “Registrant”) common stock that become issuable under the Plan by reason of any stock dividend, stock split, recapitalization or other similar transaction that results in an increase in the number of outstanding shares of the Registrant’s common stock.

(3) Estimated solely for the purpose of calculating the registration fee, based upon the average of the high and low prices of the Registrant’s common stock on the NASDAQ Capital Market on September 12, 2014 in accordance with Rule 457(c).

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Item 1.	Plan Information.

The information required by Item 1 is included in documents sent or given by Assembly Biosciences, Inc. (the “Registrant”) to participants in the Assembly Biosciences, Inc. 2014 Stock Incentive Plan (the “Plan”) covered by this Registration Statement pursuant to Rule 428(b)(1) of the Securities Act of 1933, as amended (the “Securities Act”). Such documents are not required to be, and are not, filed with the Securities and Exchange Commission (the “Commission”) either as part of this Registration Statement or as a prospectus or prospectus supplement pursuant to Rule 424 under the Securities Act. These documents and the documents incorporated by reference in this Registration Statement pursuant to Item 3 of Part II of Form S-8, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.

Item 2.	Registrant Information and Employee Plan Annual Information.

The written statement required by Item 2 is included in documents sent or given by the Registrant to participants in the Plan covered by this Registration Statement pursuant to Rule 428(b)(1) of the Securities Act.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.	Incorporation of Documents by Reference

The following documents previously filed by the Registrant with the Commission are incorporated herein by reference:

(a)       The Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2013, filed with the Commission pursuant to Section 13 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), on March 31, 2014;

(b)       The Company’s Quarterly Reports on Form 10-Q for the quarters ended March 31, 2014 and June 30, 2014, filed with the Commission pursuant to Section 13 of the Exchange Act on May 14, 2014, and August 14, 2014, respectively.

(c)       The Company’s Current Reports on Form 8-K, filed pursuant to Section 13 of the Exchange Act on January 8, January 16, February 12, April 4, May 19, July 11, July 14, July 30 and August 13, 2014; and

(d)       The description of the Company’s common stock contained in the section titled “Description of Common Stock” in the Company’s registration statement on Form 8-A (File No. 001-350005) filed with the Commission on December 10, 2010, including any amendment or report for the purpose of updating such description.

All documents filed, but not furnished, by the Registrant pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date hereof and prior to the filing of a post-effective amendment that indicates that all securities offered under this Registration Statement have been sold or which deregisters all securities then remaining unsold shall be deemed to be incorporated by reference herein and to be a part hereof from the date of filing of such documents. In no event, however, will any of the information, including exhibits, that the Registrant discloses under Item 2.02 and Item 7.01 of any report on Form 8-K that has been or may, from time to time, be furnished, to the Commission be incorporated by reference into or otherwise become a part of this Registration Statement.

Any statement contained in a document incorporated by reference herein shall be deemed to be modified or superseded for purposes hereof to the extent that a statement contained herein (or in any other subsequently filed document that also is or is deemed to be incorporated by reference herein) modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed to constitute a part hereof except as so modified or superseded.

Item 4.	Description of Securities

Not applicable. The class of securities to be offered is registered under Section 12 of the Exchange Act.

Item 5.	Interests of Named Experts and Counsel

Not applicable.

Item 6.	Indemnification of Directors and Officers

The Registrant is incorporated under the laws of the State of Delaware. Section 145 of the Delaware General Corporation Law provides that a Delaware corporation may indemnify any persons who are, or are threatened to be made, parties to any threatened, pending, or completed action, suit, or proceeding, whether civil, criminal, administrative, or investigative (other than an action by or in the right of such corporation), by reason of the fact that such person was an officer, director, employee, or agent of such corporation, or is or was serving at the request of such person as an officer, director, employee, or agent of another corporation or enterprise. The indemnity may include expenses (including attorneys’ fees), judgments, fines, and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit, or proceeding, provided that such person acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the corporation’s best interests and, with respect to any criminal action or proceeding, had no reasonable cause to believe that his or her conduct was illegal.

Section 145 also gives a corporation the power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses (including attorneys’ fees) actually and reasonably incurred by the person in connection with the defense or settlement of such action or suit if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation and except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper. Section 145 further provides that, to the extent that a present or former director or officer of a corporation has been successful on the merits or otherwise in defense of any such action, suit or proceeding, or in defense of any claim, issue or matter therein, such person shall be indemnified against expenses (including attorneys’ fees) actually and reasonably incurred by such person in connection therewith.

Section 145 also authorizes a corporation to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against any liability asserted against him and incurred by him in any such capacity, arising out of his status as such, whether or not the corporation would otherwise have the power to indemnify him under Section 145.

The Company’s Amended and Restated Bylaws provides for the indemnification of officers and directors to the fullest extent permitted by the Delaware General Corporation Law.

Item 7.	Exemption From Registration Claimed

Not applicable.

Item 8.	Exhibits

The following exhibits are filed as part of this Registration Statement:

Exhibit No.	Description

5.1	Opinion of Wyrick Robbins Yates & Ponton LLP.
10.27	Assembly Biosciences, Inc. 2014 Stock Incentive Plan.
10.28	Form of Assembly Biosciences, Inc. 2014 Stock Incentive Plan Award Agreement.
23.1	Consent of EisnerAmper LLP, Independent Registered Public Accounting Firm.
23.2	Consent of Wyrick Robbins Yates & Ponton LLP (contained in Exhibit 5.1).
24.1	Power of Attorney (included on the signature page of this Form S-8).

Item 9.	Undertakings

(a)	The undersigned Registrant hereby undertakes as follows:

(1)       To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement to include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement.

(2)       That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)       To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)          The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to section 13(a) or section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement related to the securities offered therein, and the offering of such securities at the time shall be deemed to be the initial bona fide offering thereof.

(c)          Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

[THE NEXT PAGE IS THE SIGNATURE PAGE]

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, State of New York, on the 17th day of September 2014.

ASSEMBLY BIOSCIENCES, INC.

By:	/s/ Russell H. Ellison
Russell H. Ellison, Chief Executive Officer

POWER OF ATTORNEY

Each person whose signature appears below constitutes and appoints Russell H. Ellison and David J. Barrett, and each of them, his true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent, or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Capacity	Date

/s/ Russell H. Ellison	Chief Executive Officer (Principal	September 17, 2014
Russell H. Ellison	Executive Officer)

/s/ David J. Barrett	Chief Financial Officer (Principal	September 17, 2014
David J. Barrett	Financial Officer)

/s/ Anthony Altig	Director	September 17, 2014
Anthony Altig

/s/ Mark Auerbach	Director	September 17, 2014
Mark Auerbach

/s/ Richard DiMarchi	Director	September 17, 2014
Richard DiMarchi

/s/ Myron Z. Holubiak	Director	September 17, 2014
Myron Z. Holubiak

/s/ William Ringo	Director	September 17, 2014
William Ringo

/s/ Derek Small	President and Director	September 17, 2014
Derek Small